Exhibit 99.1

Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. SIGNS LICENSING AGREEMENT

FOR DISTRIBUTION AND SALE OF URACYST®

IN ITALY

Expansion of Stellar’s Global Strategy

LONDON, Ontario May 5, 2009 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported signing a licensing agreement for the distribution and sale of Uracyst® in Italy with SIGMAR ITALIA S.p.A. ("Sigmar"), a specialty pharmaceutical sales and marketing company, based in Pero, MI, Italy. Sigmar promotes prescription medicines for urology and orthopedics in Italy.  One of Sigmar’s major focus areas is urology, and Uracyst®, Stellar’s proprietary product, used in the treatment of interstitial cystitis and painful bladder syndrome, is used mainly by urologists.

With the approved CE mark for Uracyst® already in place for the European market, it is expected that Uracyst should be launched by SIGMAR in the second quarter of 2009. Under the terms of the agreement Sigmar will pay Stellar an upfront licensee fee, plus a specified transfer price in exchange for the rights to an exclusive license for this territory.  This agreement has an initial five year term and may be renewed for an additional three  year term with the mutual agreement of both parties.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, "We are pleased to enter into this relationship with Sigmar, a company that has a presence in the urology markets in this significant territory which has a population of over 56 million.  This agreement adds to the Company’s overall growth strategy, to license our proprietary products into the global market place and adds to the other distribution agreements, which Stellar has entered into in respect of other European territories. We look forward to building a successful long-term working relationship with Sigmar."

About SIGMAR ITALIA S.p.A.

Sigmar Italia S.p.A. is part of the Aq Tech S.p.A. Group and is specialized in the manufacturing of pharmaceutical topical powders. The company operates in the manufacturing, distribution and sale, both directly and on third party account, of dietary, pharmaceutical and dermocosmetic products. At the beginning of 2009 Sigmar has purchased a portfolio of pharmaceutical and dietary products and medical devices and established a new commercial network for the purchased preparations. The products are marketed directly in Italy with a strong presence in two therapeutic areas: Urology and Orthopedics.  Aq Tech is the holding company of an integrated pharmaceutical group, composed by two manufacturing companies, Montefarmaco S.p.A. and Sigmar S.p.A., and one R & D company, Sigea S.r.l.  AQ Tech, controlled by Yorkville bhn S.p.A., an investments company listed on the Italian Stock Exchange, had aggregate revenues of € 38 million in 2008 and employs 242 people.

About Uracyst®

Interstitial Cystitis (IC) and Painful Bladder Syndrome (PBS) are inflammatory diseases of the bladder wall, which causes pain, discomfort and frequent urination for those afflicted.  There is no known cure for IC/PBS and currently approved products attempt to alleviate the symptoms of the disease.  The quality of life for patients with IC/PBS is extremely poor, as they may need to void up to 60 times per day.

May 5, 2009 Press Release

Uracyst®, a sodium chondroitin sulfate solution, supplements and replenishes deficiencies in the glycosaminoglycan (GAG) lining of the bladder.  The GAG lining acts as a protective barrier against irritants and toxins in the urine, and defends against bacterial adherence.  Many researchers believe that more than 70% of patients with IC/PBS have deficient GAG layers allowing irritants and toxins in the urine to seep through this protective barrier causing an inflammation of the bladder wall.

Stellar currently markets Uracyst® directly in Canada.  In addition, as announced earlier in December 2008, Denmark, Sweden, Norway, Finland, Iceland, the UK and Republic of Ireland have now been added to this list.  Stellar also has out licensing agreements in place for Uracyst® in Israel, United States and China, territories which are each currently awaiting regulatory approvals.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology:  NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome, an inflammatory disease of the urinary bladder wall.  Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

For more information contact:

Stellar Pharmaceuticals Inc.	Sigmar Italia S.p.A.
Peter Riehl	Luciano Grottola
President & CEO	Managing Director
(800) 639-0643 or (519) 434-1540	0039-02-33917391

Or

Arnold Tenney
(416) 587-3200